Exhibit 2.2

ASSET PURCHASE AGREEMENT

by and among

CRDENTIA CORP.,

CRDE CORP.,

MP HEALTH CORP.,

MEDICAL PEOPLE HEALTHCARE SERVICES, INC.,

and

THE SHAREHOLDERS OF MEDICAL PEOPLE HEALTHCARE SERVICES, INC.

Dated:  October 22, 2007

i

4.25.	Absence of Certain Developments	25
4.26.	Customers	26
4.27.	Permits	26
4.28.	Regulatory Compliance	27
4.29.	Internal Controls	27
4.30.	Third-Party Consents	27
4.31.	Relationships with Related Persons	27
4.32.	Certain Payments	28
4.33.	Brokers	28
4.34.	Verification of Credentials	28
4.35.	Material Misstatements and Omissions	28
4.36.	Solvency	28
4.37.	Compliance with Anti-Terrorism Laws	28

ARTICLE V. REPRESENTATIONS OF PARENT, CRDE, AND ACQUISITION CO.		29
5.1.	Organization	29
5.2.	Authority	29
5.3.	Litigation	29
5.4.	Reports and Financial Statements	29
5.5.	Third-Party Consents	30
5.6.	No Conflicts	30
5.7.	Consents and Governmental Approvals and Filings	30
5.8.	Brokers	30
5.9.	Compliance with Anti-Terrorism Laws	30

ARTICLE VI. ADDITIONAL AGREEMENTS		31
6.1.	Company Employees	31
6.2.	Access to Information	31
6.3.	Public Announcements; Company Literature	31
6.4.	Fees and Expenses	31
6.5.	Confidentiality	31
6.6.	Parent’s Covenants With Respect To the Ensuing Period	32

ARTICLE VII. ACTIONS BY THE PARTIES AFTER THE CLOSING		32
7.1.	Survival of Representations	32
7.2.	Indemnification	32
7.3.	Non-Exclusivity	34
7.4.	Limitation of Damages	34

ARTICLE VIII. ARBITRATION		35
8.1.	Arbitration	35

ARTICLE IX. MISCELLANEOUS		35
9.1.	Further Assurances	35
9.2.	Notices	35
9.3.	Entire Agreement	36
9.4.	Waiver	36
9.5.	Amendment	37
9.6.	No Third Party Beneficiary	37

9.7.	No Assignment; Binding Effect	37
9.8.	Severability	37
9.9.	Governing Law	37
9.10.	Consent to Jurisdiction and Forum Selection	37
9.11.	Construction	37
9.12.	Execution; Multiple Counterparts	38
9.13.	Attorney Fees	38

COMPANY AND SHAREHOLDERS DISCLOSURE SCHEDULE

Schedule 1.3	Key Employees

Schedule 2.1(a)	Customer List/Customer Accounts/Customer Contracts

Schedule 2.1(b)	Customer Contracts

Schedule 2.1(c)	Nurses, Employees and Independent Contractors

Schedule 2.3(b)	Adjusted 2007 EBITDA Amount Calculation

Schedule 4.2	Capitalization

Schedule 4.4(c)	Conflicts, Breaches, Defaults

Schedule 4.5	Assignability of Contracts

Schedule 4.7	Company Financial Statements

Schedule 4.9	Undisclosed Liabilities

Schedule 4.12	Benefit Plans

Schedule 4.13	Real Property

Schedule 4.15(a)	Compliance with Legal Requirements and Governmental Authorizations

Schedule 4.15(b)	Governmental Authorizations

Schedule 4.16(a)	Legal Proceedings

Schedule 4.16(b)	Orders to Which Company or Persons are Subject

Schedule 4.16(c)	Compliance with Orders

Schedule 4.17	Contracts

Schedule 4.18	Accounts Receivable

Schedule 4.19	Accounts Payable

Schedule 4.20	Equipment

Schedule 4.21	Insurance

Schedule 4.22	Tax Matters

Schedule 4.24	Certain Employees

Schedule 4.25	Absence of Certain Developments

Schedule 4.26	Customers

Schedule 4.27	Permits

Schedule 4.29	Internal Controls

Schedule 4.30	Third-Party Consents

Schedule 4.31	Relationships with Related Persons

Schedule 4.34	Verification of Credentials

EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	Bill of Sale

Exhibit C	Non-Competition and Non-Solicitation Agreement

Exhibit D	Employment Agreement

Exhibit E	Company Secretary’s Certificate

Exhibit F	Opinion of Counsel to the Company

Exhibit G	Acquisition Co. Secretary’s Certificate

Exhibit H	Payment Letter

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated to be effective as of October 22, 2007 and is between Crdentia Corp., a Delaware corporation (“Parent”), CRDE Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“CRDE”), and MP Health Corp., a Delaware corporation and a wholly-owned subsidiary of CRDE (“Acquisition Co.”), Medical People Healthcare Services, Inc., an Alabama corporation (the “Company”), and Tommye Faust and Amy Disney (together, the “Shareholders”).  Parent, CRDE, and Acquisition Co. sometimes are referred to herein collectively as “Crdentia.”

The Company is engaged in the business of temporary placement of health care professionals with health care offices, clinics, and institutions (collectively, the “Services,” and such business, the “Business”).

The Company desires to sell to Acquisition Co. and Acquisition Co. desires to purchase from the Company on the terms and conditions contained in this Agreement certain of the Assets and Properties of the Company, and in connection with such purchase of the Assets and Properties of the Company, Acquisition Co. will assume certain of the liabilities of the Company, and the Company will retain all other liabilities and fulfill any and all obligations in connection with such retained liabilities.

The parties therefore agree as follows:

ARTICLE I.
DEFINITIONS; PRELIMINARY MATTERS

1.1.                              Drafting Conventions.  The descriptive headings used for Articles and Sections of this Agreement are inserted for convenience only and are not to constitute substantive material in the construction or interpretation of this Agreement.  Any reference in this Agreement to an “Article” or a “Section” means the relevant Article or Section of this Agreement only, unless indicated otherwise.  As used in this Agreement unless the context dictates otherwise, (a) pronouns of any gender include the masculine, feminine, and neuter genders as appropriate; (b) singular words include the plural, and the plural the singular; (c) the word “or” is disjunctive but not exhaustive; (d) the words “any” and “all” both have the inclusive meaning “any and all”; and (e) the word “including” means “including, but not limited to” the specific items or matters listed.  Any reference in this Agreement to a “Schedule” means the correspondingly numbered schedule on the Company and Shareholders Disclosure Schedule.  Any reference in this Agreement to an “Exhibit” means the referenced Exhibit attached to this Agreement.  Any reference in this Agreement to a number of days means a number of calendar days, unless stated otherwise.  Any reference to an amount of money means such amount in United States dollars, unless stated otherwise.  All accounting terms used but not otherwise defined in this Agreement have the meanings given to them under GAAP, unless stated otherwise.

1.2.                              Incorporation of Company and Shareholders Disclosure Schedule.  The contents of the Company and Shareholders Disclosure Schedule hereby are incorporated into this Agreement as if fully set forth herein.

1.3.                              Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Payable” has the meaning set forth in Section 4.19.

“Accounts Receivable” has the meaning set forth in Section 4.18.

“Acquisition Co.” has the meaning set forth in the first paragraph of this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Additional Consideration” has the meaning set forth in Section 2.3(b).

“Adjusted 2007 EBITDA Amount” means actual EBITDA of the Company for the calendar year ending on December 31, 2007, with such adjustments as are set forth on Schedule 2.3(b).

“Affiliate” means, with respect to any Person, a family member or another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  A “family member” of an individual Person means (i) the individual’s spouse and former spouses, (ii) any other natural person who is related within the second degree to the individual or the individual’s spouse, or (iii) any other natural person who resides with such individual Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 2.4.

“Ancillary Documents” means the Bill of Sale as contemplated in Section 2.7(b)(i), the Non-Competition Agreement as contemplated in Section 2.7(b)(ii), the Employment Agreement as contemplated in Section 2.7(b)(iii), the consents as contemplated in Section 2.7(b)(vii), the opinion of counsel as contemplated in Section 2.7(b)(viii), and all other certificates and documents required to be delivered by the Company under this Agreement.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Benefit Plan” means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Bill of Sale” has the meaning set forth in Section 2.7(b)(i).

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations, accounting practices or condition of such Person.

“Business” has the meaning set forth in the second opening paragraph of this Agreement.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Consideration” shall have the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986 and the corresponding Treasury Regulations promulgated thereunder, each as amended or superseded from time to time.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company and Shareholders Disclosure Schedule” means the disclosure schedule incorporated into and made a part of this Agreement, which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information required by this Agreement.

“Company Financial Statements” means (i) the unaudited, management prepared balance sheets and statements of income for the fiscal periods ended December 31, 2005 and December 31, 2006 and (ii) the Interim Financial Statements.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the execution and delivery of each of the Ancillary Documents; (b) the performance by Parent, CRDE, Acquisition Co., and the Company of their respective covenants and obligations under this Agreement; and (c) the execution and delivery of all such documents, instruments and certificates as deemed necessary or advisable by either the Company or Parent.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including but not limited to the Customer Contracts.

“CRDE” has the meaning set forth in the first paragraph of this Agreement.

“Customer” has the meaning set forth in Section 2.1(a).

“Customer Contract” has the meaning set forth in Section 2.1(b).

“Cutoff” has the meaning set forth in Section 2.8.

“Damages” has the meaning set forth in Section 7.2(a).

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“EBITDA” means net income before interest, taxes, depreciation, and amortization, calculated in accordance with GAAP.

“Employment Agreement” has the meaning as set forth in Section 2.7(b)(iii).

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Ensuing Period” means the calendar year ending December 31, 2007.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” or which is or was under “common control” with the Company as defined in Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles, as currently in effect, applied on a basis consistent with the basis on which Parent’s audited financial statements are prepared.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Initial Cash Consideration” has the meaning set forth in Section 2.3(a).

“Intellectual Property” means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (ii) trade secrets and confidential business information (including without limitation know-how, customer lists, current and anticipated customer requirements, price lists, market studies and business plans), however documented; (iii) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium), including all copyrights; (iv) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (v) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (vi) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; and (vii) any similar or equivalent rights to any of the foregoing, including but not limited to the name “Medical People Healthcare Services” and any variations and permutations thereof.

“Interim Financial Statements” means the management prepared unaudited balance sheet and statement of income for the Company for the period ended May 31, 2007.

“Key Employees” means those employees of the Company designated as “key employees” prior to the Closing and set forth on Schedule 1.3.

“Knowledge” of a Person means the knowledge of such Person or of any officer, director, or manager of such Person.  Such Person or an officer, manager or partner of such Person will be deemed to have Knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liabilities” has the meaning set forth in Section 4.9.

“Material Adverse Effect” means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the Contemplated Transactions.

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 2.7(b)(ii).

“Note” means the promissory note to be made and delivered by Parent in accordance with the terms of Section 2.3(a)(ii).

“Note Consideration” has the meaning as set forth in Section 2.3(a)(ii).

“OFAC” means the United Stated Department of Treasury’s Office of Foreign Asset Control, as set forth in Section 4.37.

“Order” means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) not required to be authorized by the board of directors of the Company; and (iii) similar in nature and magnitude to actions customarily taken, without the action of the board of directors or similar body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Company.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent SEC Documents” means each form, report, schedule, statement and other document filed by Parent beginning in August 2004 through the date immediately prior to the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document.

“Payment Letter” has the meaning set forth in Section 2.3(a)(i).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority.

“Permitted Encumbrance” means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

“Person” means any natural person or legally-recognized entity, including any Governmental authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Preceding 12-Month Adjusted EBITDA Amount” means $300,000.00.  The adjustments shall be as set forth on Schedule 2.3(b) consistent with the adjustments utilized in the determination of the Adjusted 2007 EBITDA Amount.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Real Property” has the meaning set forth in Section 4.13.

“SDN List” means the List of Specially Designated Parties and Blocked Persons promulgated by OFAC, as described in Section 4.37.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in the second opening paragraph of this Agreement.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, municipal, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any Taxing authority with respect to Taxes.

“Third Party Expenses” has the meaning set forth in Section 6.4.

“Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Treasury Regulations” means the regulations promulgated by the United States Department of Treasury pursuant to the Code, as the same may be amended or superseded from time to time.

“United States Person” has the meaning set forth in Section 4.22(g).

ARTICLE II.
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1.                              Purchased Assets.  Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations set forth herein, the Company agrees to sell, convey, transfer, assign, and deliver to Acquisition Co. and Acquisition Co. agrees to purchase, receive, and accept from the Company all right, title, and interest in and to the following specified assets of the Company used in or for the benefit of the Business, including any assets of any of the Company’s Affiliates similar to the assets specified below (collectively referred to hereinafter as the “Purchased Assets”).  The Purchased Assets are to be conveyed free and clear of any and all Encumbrances of any kind whatsoever.

(a)                                  Customer Accounts.  All of the Company’s customers (the “Customers”), Customer databases and lists, and Customer accounts relating to the Business as set forth on Schedule 2.1(a), which sets forth each Customer’s name, address, telephone number and annual sales amounts for the calendar years 2005 and 2006 and for the current year-to-date period ended on the Closing Date;

(b)                                 Customer Contracts.  All Customer distribution, service, and retail sales Contracts for the Business as set forth on Schedule 2.1(b) (the “Customer Contracts”);

(c)                                  Nurses/Employee Databases.  All Contracts, contact information (including names, addresses, and telephone numbers, as forth on Schedule 2.1(c)), personnel files, and databases for all nurses, employees, and independent contractors retained, hired, or employed by the Company as of the Closing Date or at any time during calendar year 2005 and 2006 and for the current year-to-date period ended on the Closing Date;

(d)                                 Records.  All databases, books, records, and other documents relating to:  (i) Customers, including Customer revenues, credit history, and payment history, (ii) all nurses employed by the Company, (iii) all other employees and independent contractors of the Company, and (iv) all Contracts of the Company, provided, however, that Crdentia covenants that they shall provide the Company upon its reasonable request copies of any of the aforesaid documents that Company hereafter needs for purposes of preparing financial and other reports, including tax returns, defending or asserting claims by or against third parties, and for any other reasonable purpose.

(e)                                  Equipment, Furniture and Fixtures.  All tangible property, equipment, furniture, and fixtures used by the Company in the day-to-day operations of its Business;

(f)                                    Other Assets.  All of the Company’s software, Intellectual Property, prepaid expenses and deposits, licenses, permits, leases of real property, and certificates of need to the extent associated with any of the foregoing assets referenced in this Section 2.1, transferable to Acquisition Co., and the leases on the Company’s offices, wherever located;

(g)                                 Name. All of the Company’s rights in and to the name “Medical People Healthcare Services” and all derivatives and permutations thereof.  The Company will have a period of five days from the date of the Closing to change its name to any other name not utilizing the name “Medical People Healthcare Services” or any derivative or permutations thereof; and

(h)                                 Goodwill.  All goodwill of the Company associated with any of the foregoing assets referenced in this Section 2.1.

2.2.                              Excluded Assets.  The Company is not selling to Acquisition Co. any of its assets that are not described in or otherwise contemplated by Section 2.1.  It is expressly understood and agreed that the Purchased Assets do not include (i) any cash or accounts receivable of the Company, and (ii) any books and records as they pertain to the organization, existence, or capitalization of the Company or any books and records that the Company may be required by law to retain or that do not relate to the Purchased Assets.

2.3.                              Purchase Price.  The purchase price for the Purchased Assets (“Purchase Price”) shall consist of the Closing Consideration, the Adjusted Closing Consideration, and the Additional Consideration as described below:

(a)                                  Closing Consideration.  At the Closing, Parent shall pay an amount equal to 4.167 multiplied by the Preceding 12-Month Adjusted EBITDA Amount, or $1,250,000 (the “Closing Consideration”), payable as follows:

(i)                                     Initial Cash Consideration.  On the Closing Date, Parent shall pay $750,000 of the Closing Consideration in cash (the “Initial Cash Consideration”) in accordance with the payment instructions set forth in the Payment Letter attached hereto as Exhibit H (the “Payment Letter”); and

(ii)                                  Note Consideration.  On the Closing Date, Parent shall pay the balance of the Closing Consideration by delivery to the Company of a promissory note in the form as attached hereto as Exhibit A (such consideration, the “Note Consideration”, and such note, the “Note”), subject to adjustment and amendment as set forth in subsection (b) below.

(b)                                 Additional Consideration.  In addition to the Closing Consideration but subject to the condition stated in subsection (iii) below, Parent shall pay as additional Purchase Price, if earned, an amount calculated in accordance with the following formula (the “Additional Consideration”), based on the Adjusted 2007 EBITDA Amount.  The Additional Consideration, if any, will be paid on or before March 31, 2008.

(i)                                     If the Adjusted 2007 EBITDA Amount is greater than $333,000 but less than $500,000, Parent shall pay as Additional Consideration an amount calculated as 3.75 multiplied by the Adjusted 2007 EBITDA Amount in excess of $333,000 but less than $500,000.  Parent shall pay 50% of such amount to the Company in cash, and the remaining 50% of such amount will be added to the Note Consideration, and the terms of the Note will be amended to reflect the amount payable thereunder to be an amount equal to the remaining principal amount of the Note Consideration plus the amount calculated in accordance with the terms of this Section 2.3(b)(i).  If the Adjusted 2007 EBITDA Amount is $333,000 or less, the amount of Additional Consideration will be zero.

(ii)                                  If the Adjusted 2007 EBITDA Amount is greater than $500,000, then in addition to all other Purchase Price calculated in accordance with this Section 2.3, Parent shall pay to the Company in cash an amount equal to 50% of the Adjusted 2007 EBITDA Amount in excess of $500,000.

(iii)                               Parent’s obligation to pay any Additional Consideration hereunder, if any is earned, is conditioned upon the Employment Agreement between Acquisition Co., or its successors and assigns, and Amy Disney being in full force and effect at the time such Additional Consideration, if any, becomes due and payable and remaining in full force and effect until October 31, 2008.  In the event Amy Disney voluntarily terminates her employment agreement with Acquisition Co. or is convicted of any felony during the term of the Employment Agreement between her and Acquisition Co., it is agreed that Parent will be entitled to a return of any and all Additional Consideration paid by Parent to the Company.  If the amount of the Additional Consideration required to be returned to Parent pursuant to the terms of this Section 2.3(b)(iii) exceeds the Note Consideration, as adjusted pursuant to the terms of this Agreement, and the terms of the Note, as amended hereunder, then the Company and the Shareholders shall pay the amount of such excess in cash to Parent upon demand, and the amount of such excess will be a debt owed by the Company and the Shareholders to Parent.

(iv)                              In calculating the Adjusted 2007 EBITDA Amount, Parent shall use the same methodology as it and the Company used to calculate the Preceding 12-Month EBITDA Amount, with the adjustments as set forth on Schedule 2.3(b).

2.4.                              Allocation of Purchase Price.  The total Purchase Price is to be allocated among the Purchased Assets in the manner set forth on Schedule 2.4 (the “Allocation”).  Each of Acquisition Co. and the Company shall record the transaction contemplated by this Agreement in a manner consistent with the Allocation, and the parties hereby agree not to file any tax return or otherwise take a position with any federal, state, or local tax authority that is inconsistent with the Allocation.

2.5.                              Tax.  The Company shall pay any sales, use, income or other tax imposed with respect to the sale and transfer of the Purchased Assets.

2.6.                              No Liabilities to be Assumed.  Acquisition Co. does not assume, and nothing contained in this Agreement is to be construed as an assumption by Parent, CRDE, or Acquisition Co. of any liabilities, obligations, or undertakings of the Company of any nature whatsoever, whether fixed or contingent, known or unknown (the “Excluded Liabilities”), except for liabilities, if any, relating to the fulfillment of any Customer Contract after the Closing Date.  Excluded Liabilities include but are not limited to (i) any liability arising out of any Benefit Plan of the Company, (ii) any liability arising out of any Contracts not specifically set forth on Schedule 2.1(b), (iii) any liability arising out of any Contract set forth on Schedule 2.1(b) but that accrues on or before the Closing Date, (iv) any liability for compensation or other amounts due to any employee of or consultant to the Company or for any other claims arising out of the terms of any employment or consulting contract, and (v) any liability for payroll or other taxes. The Company and the Shareholders, as applicable, are to be responsible for all of the liabilities, obligations, and undertakings not expressly and specifically assumed by Acquisition Co.

2.7.                              Closing

(a)                                  Time and Place.  The consummation of the Contemplated Transactions under this Agreement (the “Closing”) will take place on October 29, 2007 (the “Closing Date”) by the exchange of signature pages by facsimile or other electronic transmission before 2:00 p.m., Central time, on such Closing Date, accompanied by overnight delivery by each party to each other party of all original, executed signature pages to each document contemplated herein by Federal Express or other national overnight parcel delivery service, or at such time and in such manner as the parties mutually agree.  In making the overnight delivery contemplated in this section, the parties shall deliver the referenced signature pages to the national overnight parcel delivery service on the Closing Date for delivery before the close of business the following day, with package tracking capability enabled.

(b)                                 Closing Deliveries by the Company and the Shareholders.  At the Closing, the Company and the Shareholders, as applicable, will have delivered or caused to be delivered to Parent, CRDE, or Acquisition Co., as the case may be the following items.

(i)                                     the Bill of Sale and Assignment and Assumption of Liabilities Agreement substantially in the form of Exhibit B (the “Bill of Sale”), duly executed by the Company;

(ii)                                  a Non-Competition and Non-Solicitation Agreement by and between Parent (on behalf of itself and all its subsidiaries), the Company, and each Shareholder, substantially in the form of Exhibit C (the “Non-Competition Agreement”), duly executed by all appropriate parties;

(iii)                               an Employment Agreement between Acquisition Co. and Amy Disney, substantially in the form of Exhibit D (the “Employment Agreement”), duly executed by such parties;

(iv)                              a certificate of an officer of the Company, substantially in the form of Exhibit E, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company, certified as of a recent date by the Secretary of State of Alabama, and a true and complete copy of the Bylaws of the Company, (B) a certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of organization and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery, and performance of this Agreement by the Company and the consummation of the Contemplated Transactions, and (D) incumbency matters;

(v)                                 a report reflecting the results of a search conducted within ten days prior to the Closing of the Uniform Commercial Code and judgment and tax lien records of the State of Alabama;

(vi)                              one or more releases of liens and termination statements relating to the Purchased Assets in form satisfactory to Parent;

(vii)                           consents to the transfers and assignments of the Customer Contracts, as requested by Parent;

(viii)                        an opinion of counsel to the Company, in the form of Exhibit F;

(ix)                                an assignment of the leases for the Company’s offices in form satisfactory to Parent;

(x)                                   such other documents as Parent reasonably may request for the purpose of facilitating the consummation of the Contemplated Transactions; and

(xi)                                any such documents as may be required by Parent’s senior secured lender.

(c)                                  Closing Deliveries by Parent.  At the Closing, Parent, CRDE, or Acquisition Co., as the case may be, will have delivered or caused to be delivered to the Company and the Shareholders the following items:

(i)                                     each of the documents contemplated in Section 2.7(b) to be executed by Parent, CRDE, or Acquisition Co., as appropriate;

(ii)                                  the Initial Cash Consideration to the Company;

(iii)                               the Note Consideration in the amount as set forth in Section 2.3(a)(ii), duly executed by Parent;

(iv)                              a certificate of the Secretary of Acquisition Co. substantially in the form of Exhibit G, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Acquisition Co., certified as of a recent date by the Secretary of State of Delaware, and a true and complete copy of Acquisition Co.’s Bylaws, (B) a certificate of each appropriate Secretary of State certifying the good standing of Acquisition Co. in its state of organization and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the board of directors of Acquisition Co. authorizing the execution, delivery, and performance of this Agreement by Acquisition Co. and the consummation of the Contemplated Transactions, and (D) incumbency matters; and

(v)                                 such other documents as the Company reasonably may request for the purpose of facilitating the consummation of the Contemplated Transactions.

2.8.                              Transition; Payment of Employees.  The parties hereby acknowledge and agree that: (a) the Company: (i) is entitled to retain all of the cash and accounts receivables accumulated or with respect to all Services performed before 7:00 a.m. (Central time) on October 29, 2007 (the “Cutoff”) and (ii) is to be responsible for all the payroll and related employee expenses with respect to all Services performed before the Cutoff.  Immediately following the Cutoff, Parent is to be responsible for all accounts receivable, payroll, and related employee expenses accumulated thereafter.

2.9.                              Post-Closing Insurance Coverage.  In connection with the Closing, Parent or Acquisition Co. will purchase insurance designed to cover any claims relating to the Business that are not known to the Company or the Shareholders prior to Closing and that arise following the Closing.

ARTICLE III.
CONDITIONS TO CLOSING

3.1.                              Conditions to the Obligations of Parent, CRDE,  and Acquisition Co.  The respective obligations of Parent, CRDE, and Acquisition Co. to complete the purchase of the Purchased Assets as set forth herein are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                                  the representations of the Company and the Shareholders set forth in this Agreement are to be true and correct in all material respects as of the Closing Date and with the same effect as if made on the Closing Date, except to the extent such representations relate specifically to an earlier date, in which case such representations must be true and correct in all material respects as of such earlier date;

(b)                                 each of the covenants and obligations of the Company and the Shareholders to be performed on or before the Closing Date pursuant to the terms of this Agreement are to have been duly performed in all material respects on or before the Closing Date;

(c)                                  there must not have been any events, changes, or effects with respect to the Company that have or reasonably would be expected to have a Material Adverse Effect on the Company;

(d)                                 the Company and the Shareholders, respectively, must have delivered all of the Closing deliveries as set forth in Section 2.7(b);

(e)                                  the Company and Parent must have agreed to the final form of the Company and Shareholders Disclosure Schedule; and

(f)                                    all proceedings taken by the Company and the Shareholders and all instruments executed and delivered by the Company and the Shareholders on or before the Closing Date in connection with the Contemplated Transactions must be reasonably satisfactory in form and substance to counsel for Parent, CRDE, and Acquisition Co.

3.2.                              Conditions to the Obligations of the Company and the Shareholders.  The respective obligations of Parent, CRDE, and Acquisition Co. to complete the purchase of the Purchased Assets as set forth herein are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                                  the representations of Parent, CRDE, and Acquisition Co. set forth in this Agreement are to be true and correct in all material respects as of the Closing Date and with the same effect as if made on the Closing Date, except to the extent such representations relate specifically to an earlier date, in which case such representations must be true and correct in all material respects as of such earlier date;

(b)                                 each of the covenants and obligations of Parent, CRDE, and Acquisition Co. to be performed on or before the Closing Date pursuant to the terms of this Agreement are to have been duly performed in all material respects on or before the Closing Date;

(c)                                  there must not have been any events, changes, or effects with respect to the Company that have or reasonably would be expected to have a Material Adverse Effect on Parent, CRDE, or Acquisition Co.;

(d)                                 Parent, CRDE, and Acquisition Co., respectively, must have delivered all of the Closing deliveries as set forth in Section 2.7(c);

(e)                                  the Company and Parent must have agreed to the final form of the Company and Shareholders Disclosure Schedule; and

(f)                                    all proceedings taken by Parent, CRDE, and Acquisition Co. and all instruments executed and delivered by Parent, CRDE, and Acquisition Co. on or before the Closing Date in connection with the Contemplated Transactions must be reasonably satisfactory in form and substance to counsel for the Company and the Shareholders.

ARTICLE IV.
REPRESENTATIONS OF THE COMPANY AND THE SHAREHOLDERS

The Company and each Shareholder jointly and severally represent to Parent, CRDE, and Acquisition Co. that the following statements are true and accurate as of the date hereof and as of the Closing Date, except as set forth on the Company and Shareholders Disclosure Schedule furnished to Parent, specifically identifying the relevant subparagraph hereof, which exceptions are deemed to be representations as if made in full herein:

4.1.                            Organization of the Company.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama.  The Company is duly authorized to conduct business and is in good standing in Alabama and each jurisdiction, if any, where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company.  The Company has full power and authority and holds all Permits and authorizations necessary to carry on its Business and to own and use the Assets and Properties owned and used by the Company, except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Company’s Business.  The Company has delivered to Parent complete and correct copies of its charter documents and organizational documents, each as amended to date.

4.2.                              Equity Holdings.  Schedule 4.2 sets forth a complete and accurate statement of the Company’s equity holdings, including the total number of shares of stock the Company is authorized to issue, the name and address of each Shareholder, and the number of shares of stock held by each Shareholder.

4.3.                              Authority.  The Company has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and each of the Ancillary Documents to which it is a party, to consummate the Contemplated Transactions, and to perform its obligations hereunder and thereunder.  The Shareholder has all necessary capacity, power, and authority and has taken all action necessary to enter into this Agreement and each of the Ancillary Documents to which she is a party, to consummate the Contemplated Transactions, and to perform her obligations hereunder and thereunder.  No other proceedings on the part of the Company or the Shareholder are necessary to authorize this Agreement or the Ancillary Documents or to consummate the Contemplated Transactions or thereby.  This Agreement and each of the Ancillary Documents to which the Company or the Shareholder is a party have been duly and validly executed and delivered by the Company and Shareholder, as applicable, and each constitutes a legal, valid, and binding obligation of the Company and Shareholder, as applicable, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4.                              No Conflicts.  The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party does not and the performance by the Company of its obligations under this Agreement and each such Ancillary Document and the consummation of the Contemplated Transactions and thereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the charter documents, bylaws, or other organizational documents of the Company;

(b)                                 conflict with or result in a violation or breach of or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any term or provision of any law, Order, Permit, statute, rule, or regulation applicable to the Company, the Business, or Assets or Properties of the Company;

(c)                                  result in a breach of or default under or give rise to a right of termination, modification, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease, factoring agreement, or other similar instrument or obligation to which the Company or any of its Assets and Properties may be bound, except for such breaches or defaults as set forth on Schedule 4.4(c);

(d)                                 cause any of the Assets or Properties of the Company to be reassessed or revalued by any Taxing authority or any Governmental Authority; or

(e)                                  result in an imposition or creation of any Encumbrance or Tax on the Business or the Assets or Properties of the Company.

4.5.                              Assignability of Contracts.  Except as set forth on Schedule 4.5, all Customer Contracts are fully assignable by the Company to Acquisition Co. without triggering or resulting in a breach or default under any such Customer Contract or giving rise to a right of termination, modification, cancellation or acceleration thereunder.

4.6.                              Consents and Governmental Approvals and Filings.  No consent, approval, or action of, filing with, or notice to any Governmental Authority on the part of the Company is required in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents, or the consummation of the Contemplated Transactions.

4.7.                              Company Financial Statements.  The Company has previously delivered to Parent the Company Financial Statements, which are set forth on Schedule 4.7.  Such Company Financial Statements (i) are materially true, correct, and complete, (ii) have been prepared in accordance with the Books and Records of the Company, (iii) have been prepared in conformity with GAAP, and (iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

4.8.                              Absence of Changes.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since January 1, 2007, there has not been any material adverse change or any event or development that individually or together with other such events reasonably could be expected to result in a Material Adverse Effect on the Company.

4.9.                              No Undisclosed Liabilities.  Except as disclosed in Schedule 4.9 or in the Company Financial Statements, there are no liabilities, whether known or unknown, asserted or unasserted, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, whether or not of a kind required by GAAP to be set forth on a financial statement or on the notes thereto, including any liability for Taxes (the “Liabilities”), nor any basis for any claim against the Company for any such Liabilities relating to or affecting the Company or any of its Assets and Properties, other than such Liabilities incurred after May 31, 2007 in the Ordinary Course of Business that have not had and reasonably could not be expected to result individually or in the aggregate in a Material Adverse Effect on the Company.  To the Company’s Knowledge there is no circumstance, condition, event, or arrangement that hereafter may give rise to any liabilities of the Company or any successor to its Business except in the Ordinary Course of Business or that otherwise is set forth on Schedule 4.9.

4.10.                        Liabilities Satisfied at Closing; Use of Proceeds.  Any and all liabilities of the Company or any Shareholder that are to be satisfied from the Closing Consideration are set forth in the Payment Letter, which lists the amount of any such liability, the creditor to whom such liability is owed, and payment instructions to enable Parent to pay such creditor directly at Closing.  Other than the liabilities and obligations set forth in the Payment Letter, there are no obligations or liabilities of the Company or any Shareholder to be satisfied from any part of the Closing Consideration.

4.11.                        Personal Property.  The Company is in possession of and has good and marketable title to or valid rights under written agreements to use the Purchased Assets.  The Purchased Assets are free and clear of all Encumbrances, other than Permitted Encumbrances that have not had a Material Adverse Effect on the Company.

4.12.                        Benefit Plans; ERISA.

(a)                                  Schedule 4.12 lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder.  The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan.  The Company has provided to Parent (i) a copy of each Benefit Plan (including amendments) and a list of persons participating in such arrangement, (ii) the three most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee’s report for each Benefit Plan funded through a trust.

(b)                                 Neither the Company, an ERISA Affiliate, or any predecessor thereof has ever maintained, contributed to, or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Sections 3(37) or 4001(a)(3) of ERISA), and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

(c)                                  Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and as of the Closing Date will be in full compliance, in form and operation, with all applicable laws (including ERISA and the Code).  The reserves reflected on the Company Financial Statements for the obligations of the Company under all Benefit Plans are adequate and were determined in accordance with GAAP.

(d)                                 Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code, and nothing has occurred since the issuance of that letter that would adversely affect such qualified status or the plan sponsor’s ability to rely on such determination letter.

(e)                                  No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond the termination of their service, other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate, or (iv) benefits of which the full cost is borne by any current or former employee (or beneficiary thereof).

(f)                                    There are no pending or, to the Company’s Knowledge, anticipated or Threatened claims by or on behalf of any Benefit Plan by any employee or beneficiary covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits).

4.13.                        Real Property.  The Company owns no real property.  Schedule 4.13 contains a complete and accurate legal description of each parcel of real property leased by the Company (as lessee or lessor) (the “Real Property”) and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property.  The Company has a valid leasehold interest in all Real Property used in or relating to the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances.  The Company has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures, and other improvements thereon material for the operation of the Business.  Each lease with respect to the Real Property is a legal, valid, and binding agreement of the Company, subsisting in full force and effect and enforceable in accordance with its terms, and except as set forth in Schedule 4.13, there is no and the Company has received no notice of any default (or any condition or event that after notice or lapse of time or both would constitute a default) thereunder.

4.14.                        Proprietary Information of Third Parties.  No third party has claimed or to the Company’s Knowledge has reason to claim that any Person employed by or affiliated with the Company in connection with and during the Company’s operation of its Business has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition, or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  No third party has requested information from the Company relating to such a claim.  To the Company’s Knowledge, no Person employed by or affiliated with the Company in connection with and during the Company’s ownership and operation of its Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no Person employed by or affiliated with the Company in connection with and during the Company’s ownership and operation of its Business has violated any confidential relationship which such Person may have had with any third party, in connection with the sale of any service or proposed service of the Company, and to the Company’s Knowledge, there is no reason to believe there will be any such employment or violation.

4.15.                        Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Schedule 4.15(a):

(i)                                     the Company is and at all times since its organization has been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its Assets and Properties;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of or failure on the part of the Company to comply with any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of any nature; and

(iii)                               the Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any Legal Requirement or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of any nature.

(b)                                 Schedule 4.15(b) contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business of or to any of the Assets and Properties owned or used by the Company.  Each Governmental Authorization listed or required to be listed on Schedule 4.15(b) is valid and is in full force and effect.  The Governmental Authorizations listed on Schedule 4.15(b) collectively constitute all of the Governmental Authorizations necessary to permit the company to lawfully conduct and operate its Business in the manner it currently conducts and operates such Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.  Except as set forth on Schedule 4.15(b):

(i)                                     the Company is and at all times has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.15(b);

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.15(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of or any modification to any Governmental Authorization listed or required to be listed on Schedule 4.15(b);

(iii)                               the Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.15(b) have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority.

4.16.                        Legal Proceedings; Orders

(a)                                  Except as set forth on Schedule 4.16(a), there is no pending Proceeding:

(i)                                     that has been commenced by or against the Company or that otherwise relates to or may affect the Business of or any of the Assets or Properties owned or used by the Company; or

(ii)                                  that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

To the Company’s Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Schedule 4.16(a).  The Proceedings listed on Schedule 4.16(a) will not have a material adverse effect on the Business, operations, assets, condition, or prospects of the Company.

(b)                                 Except as set forth on Schedule 4.16(b):

(i)                                     the Company is not subject to any Order that relates to the Business of or any of the assets owned or used by the Company; and

(ii)                                  no officer, director, agent, manager, or employee of the Company is subject to any Order that prohibits such officer, director, agent, manager, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of the Company.

(c)                                  Except as set forth on Schedule 4.16(c):

(i)                                     the Company is and at all times has been in full compliance with all of the terms and requirements of each Order to which it, the Business, or any of the Assets or Properties owned or used by it is or has been subject;

(ii)                                  no event has occurred nor circumstance exists that with or without notice or lapse of time may constitute or result in a violation of or failure to comply with any term or requirement of any Order to which the Company, the Business, or any of the Assets or Properties owned or used by the Company is subject; and

(iii)                               the Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Order to which the Company, the Business, or any of the Assets or Properties owned or used by the Company is or has been subject.

4.17.                        Contracts

(a)                                  Schedule 4.17 contains a true and complete list of each of the following Contracts, agreements, or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent the same are oral, accurately describes the terms of each such oral Contract, agreement, and arrangement):

(i)                                     all Customer Contracts relating to the provision of Services;

(ii)                                  all collective bargaining or similar labor agreements;

(iii)                               all Contracts for the employment of any officer, employee, manager, or other Person or entity on a full time, part time, consulting, or other basis, and all independent contractor agreements;

(iv)                              all loan agreements, indentures, debentures, notes, factoring arrangements, or letters of credit relating to the borrowing of money or to mortgaging, pledging, or otherwise placing a lien upon any material asset or material group of assets of the Company;

(v)                                 each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company;

(vi)                              all license agreements, distribution agreements, or any other agreements involving any of the Company’s current and former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;

(vii)                           each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)                        any Contract for payments to or by any Person by or to the Company based on sales, purchases, or profits, other than direct payments for goods;

(ix)                                each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(x)                                   all Contracts or commitments that in any way restrict the Company from carrying on its Business anywhere in the world;

(xi)                                all Contracts or commitments that in any way grants a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties; and

(xii)                             each written or oral amendment, supplement, and modification with respect to any of the foregoing.

(b)                                 A correct and complete copy of each Contract disclosed on Schedule 4.17 has been previously provided to Parent and CRDE.  Each Contract, agreement, or other arrangement disclosed on Schedule 4.17 is in full force and effect and constitutes a legal, valid, and binding agreement of the Company and to the Company’s Knowledge, the other parties thereto, enforceable against each in accordance with its terms.  The Company has performed all of its required obligations under and is not in violation or breach of or default under any such Contract, agreement, or arrangement.  To the Company’s Knowledge, the other parties to any such Contract, agreement, or arrangement are not in violation or breach of or default under any such Contract, agreement, or arrangement, and each Person who is a party to such Contract, agreement, or arrangement is solvent and able to satisfy such Person’s material obligations thereunder.  None of the present or former employees, officers, managers, or members of the Company is a party to any written or oral Contract or agreement prohibiting any of them from competing freely with other parties or engaging in the Company’s Business as now operated.  No event has occurred nor circumstance exists that with or without notice or the lapse of time may contravene, conflict with, or result in a violation or breach of, give the Company or any other Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract to which the Company is a party.  The Company has not given to or received from any other Person any written or oral notice or other communication regarding any actual, alleged, possible, or potential violation or breach of or default under any Contract.  There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any current Contract with any Person, and to the Company’s Knowledge, no such Person has made written demand for such renegotiation.  Each Contract relating to the sale of Services of the Company has been entered into in the Ordinary Course of Business and without the commission of any act or the payment of any consideration that alone or in concert with the act of any other Person would be in violation of any Legal Requirement.

4.18.                        Accounts Receivable. All accounts receivable of the Company reflected on the Financial Statements or the Company’s accounting records as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  There is no contest, claim, or right of set-off under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 4.18 contains a materially complete and accurate list of all Accounts Receivable as of the Closing Date setting forth the aging of such Accounts Receivable.  The Company will provide to Parent a true and accurate list of all Accounts Receivable due the Company as of the Closing Date no later than October 31, 2007.

4.19.                        Accounts Payable. Set forth on Schedule 4.19 is a complete and accurate list of all accounts payable of the Company as of the Closing Date (collectively, the “Accounts Payable”). The Company will provide to Parent a true and accurate list of all Accounts Payable prorated as of the Closing Date no later than the Closing Date.  Such Accounts Payable represent only accounts payable obligations of the Company arising from purchases actually made, services actually received, or obligations otherwise incurred by the Company through the Closing Date.

4.20.                        Equipment.  Other than as noted on Schedule 4.20, all tangible personal property and equipment used by the Company in the conduct of the Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of such Business as presently conducted.  No such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and with respect to each item of equipment and tangible personal property, the Company has received no notification that it is in violation in any material respect of any applicable building, zoning, subdivision, fire protection, health, or other law, Order, ordinance, or regulation, and no such violation exists.  All such equipment is being conveyed by the Company on an “as is” basis as to physical condition.

4.21.                        Insurance.  Set forth on Schedule 4.21 is a complete and accurate list of all primary, excess, and umbrella policies, bonds, and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company, the Business, or the Assets and Properties of the Company (or any of the Company’s directors, officers, managers, members, salespersons, agents, or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per-occurrence and annual aggregate deductibles or self-insured retentions; per-occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted.  All policies set forth on Schedule 4.21 are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  All such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, are valid, outstanding, collectible, and enforceable policies, will remain in full force and effect through the respective dates set forth on Schedule 4.21, and to the Company’s Knowledge, provide adequate insurance coverage for the Company, the Business, and Assets and Properties of the Company.  None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion, or change in the terms of coverage of such policy (including a change in the limits of liability) by reason of the consummation of the Contemplated Transactions.  Complete and accurate copies of all such policies and related documentation have previously been provided to Parent.

4.22.                        Tax Matters

(a)                                  Except as set forth on Schedule 4.22, all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis, and to the Company’s Knowledge such Tax Returns are true, complete, and correct.  Except as set forth on Schedule 4.22, all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to Closing.  The Company has withheld and paid over all Taxes required to have been withheld from employees and paid over (or as such Taxes relate to the Business prior to Closing will be paid over when due), and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Except as set forth on Schedule 4.22, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before May 31, 2007 does not exceed in the aggregate the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements, and except as provided on Schedule 4.22, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not exceed in the aggregate the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Company Financial Statements, as adjusted for operations and transactions in the Ordinary Course of Business since May 31, 2007 in accordance with past custom and practice.  There are no Contracts, agreements, arrangements, commitments, or undertakings relating to any prior audit of the Company, and there are no Contracts, agreements, arrangements, commitments, or undertakings with the Internal Revenue Service or any other Governmental Authority that have or are reasonably likely to have a material and adverse impact on the Company’s Taxes that are not reflected in the Company Financial Statements.

(c)                                  To the extent such documents exist, the Company has furnished to Parent true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, and closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) except as set forth on Schedule 4.22, all federal and state payroll, income, or franchise tax returns for the Company for all periods ending on and after December 31, 2003.

(d)                                 Except as set forth on Schedule 4.22 , the Tax Returns of the Company have never been audited by a Governmental Authority, nor is any such audit in process, pending, or Threatened (either in writing or verbally, formally or informally).  To the Company’s Knowledge and except as set forth on Schedule 4.22, no deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has neither received nor expects to receive notice (either in writing or verbally, formally or informally) that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.  The Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or Threatened (either in writing or verbally, formally or informally) against the Company or any of its assets.  Except as set forth on Schedule 4.22, no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company.  The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(e)                                  The Company is not nor has it ever been a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other Person under contract.  The Company is not nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, and except as set forth on Schedule 4.22, the Company has no liability for the Taxes of any individual or entity under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(f)                                    The Company does not have any deferred income or gains reportable for Tax purposes in any period ending after the Closing Date but that is attributable to a transaction occurring in or resulting from a change in accounting method for a period prior to the Closing Date.

(g)                                 The Company is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

(h)                                 The Company and the Shareholders, collectively, are solely responsible for the payment of all Taxes of the Company.

4.23.                        Labor and Employment Relations.  To the Company’s Knowledge, no group of five or more employees of the Company has or have any plans to terminate their employment with the Company.  The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group, or association covering any of its employees, and to the Company’s Knowledge, there are no attempts to organize any of the Company’s employees by any Person, unit, or group seeking to act as their bargaining agent.  The Company has complied with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, or sexual orientation, occupational health and safety, and the withholding and payment of Social Security and other Taxes.  The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.  No employees of the Company are in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to any such employee to be employed by the Company because of the nature of the Business conducted or presently proposed to be conducted by the Company or the use of trade secrets or proprietary information of others.  There are no pending or to the Company’s Knowledge Threatened charges (by employees, independent contractors, their representatives, or Governmental Authorities) of unfair labor practices, employment discrimination, or any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company.  No union representation elections relating to the Company’s employees have been scheduled by any Governmental Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the Company’s employment policies or practices by any Governmental Authority is pending or Threatened.  The Company is not currently and in the past has not been involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company.  The Company has never experienced any work stoppages, and to the Company’s Knowledge no work stoppage has been Threatened or is planned.

4.24.                        Certain Employees.  Set forth on Schedule 4.24 is (i) the name, title, and total compensation for each current employee or consultant as of the Closing; (ii) all wage and salary increases, bonuses, and increases and any other direct or indirect compensation received by any such Person since December 31, 2005; (iii) any payments or commitments to pay any severance or termination pay to any current or former officer, director, employee, consultant, contractor, manager, or agent of the Company; and (iv) any accrual for or commitment or agreement by the Company to pay such increases, bonus, or pay.  Except as set forth on Schedule 4.24, the Company has not received any written or oral notice from any such Person that he will cancel or otherwise terminate such Person’s relationship with the Company.  Except as set forth on Schedule 4.24, none of such Persons has any written or oral employment agreement or understanding with the Company that is not terminable on notice by the Company or any successor in interest without cost or other liability to the Company or such successor in interest.

4.25.                        Absence of Certain Developments.  Except as set forth on Section 4.25, since December 31, 2006, the Company has not:

(a)                                  mortgaged or pledged any of the Purchased Assets or Properties or subjected them to any lien, charge, or any other Encumbrance, except liens for current property Taxes not yet due and payable;

(b)                                 made any changes in any employee, consultant, or contractor compensation, severance, or termination agreement, commitment, or transaction, other than routine salary increases consistent with past practice, or offered employment to any individuals;

(c)                                  entered into any Contract with any Customer other than those made in the Ordinary Course of Business;

(d)                                 entered into any transaction or operated the Company’s Business not in the Ordinary Course of Business;

(e)                                  made any change in its accounting methods or practices;

(f)                                    caused to be entered into any amendment or termination of any Customer or supplier Contract or other material Contract or agreement to which it is a party, other than in the Ordinary Course of Business;

(g)                                 made any material change in any of its business policies, including advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget, or product acquisition or sale policies;

(h)                                 terminated, failed to renew, or received any written threat that was not subsequently withdrawn to terminate or fail to renew any Contract or other agreement that is or was material to the Company’s Business or its financial condition;

(i)                                     permitted to occur or be made any other event or condition of any character that has had a Material Adverse Effect on it;

(j)                                     waived any rights material to its financial or business condition;

(k)                                  made any illegal payment or rebates; or

(l)                                     entered into any agreement to do any of the foregoing.

4.26.                        Customers.  The Company previously has provided to Parent a true and correct list of the Company’s current Customers and the Company’s Customers for the calendar years 2005 and 2006 related to the Company’s Business.  Except as set forth on Schedule 4.26, since January 1, 2006, no single Customer or group of affiliated Customers contributing more than $100,000 per annum to the gross revenues of the Company’s Business has stopped doing business with the Company, and no such Customer has given written notice to the Company of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2006 with the Company.

4.27.                        Permits.  Schedule 4.27 contains a true and complete list of all Permits used in and material to the Business, individually or in the aggregate.  All such Permits currently are effective and valid and have been validly issued.  No additional Permits are necessary to enable the Company to conduct its Business in material compliance with all applicable federal, state, and local laws.  Neither the execution, delivery, and performance of this Agreement and the Ancillary Documents nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery, and performance of this Agreement to enable the Company to conduct its Business as now operated.  To the Company’s Knowledge, there is no pending Action or Proceeding by any Governmental Authority that could affect the Permits or their sufficiency for the current conduct of the Business.  The Company has provided Parent with true and complete copies of all Permits listed on Schedule 4.27.

4.28.                        Regulatory Compliance.  To the Company’s Knowledge, neither the Company nor any of its operations are regulated by any Governmental Authority, and the Company has complied with all applicable requirements of any Governmental Authority with respect to any

Services provided by it, including the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act, the Federal laws concerning physician self-referral known as “Stark I” and “Stark II”, and the rules and regulations of the Joint Commission on Accreditation of Healthcare Organizations.  Neither the Company nor any officer, employee, manager, or agent of the Company has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, reasonably could be expected to provide a basis for any Governmental Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery, illegal gratuities, or any similar policies.

4.29.                        Internal Controls.  The Company maintains a system of internal accounting controls that management believes is sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (c) access to assets is permitted only in accordance with management’s general and specific authorization.  Except as disclosed on Schedule 4.29, since January 1, 2004, neither the Company nor to the knowledge of the Company any director, officer, employee, auditor, accountant, or representative of the Company has received or otherwise has become aware of any written or oral complaint, allegation, assertion, or claim regarding the Company’s accounting or auditing practices, procedures, methodologies, or methods or its internal controls over financial reporting, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.  There have been no instances of fraud, whether or not material, occurring during any period covered by the Company Financial Statements involving the Company’s management or other Company employees who have a role in preparation of the Company’s financial statements.

4.30.                        Third-Party Consents.  No consent, approval, or authorization of any third party on the part of the Company is required in connection with the consummation of the Contemplated Transactions except as otherwise provided on Schedule 4.30.

4.31.                        Relationships with Related Persons.  Except as set forth on Schedule 4.31, no Affiliate of the Company has or has had since January 1, 2005 any interest in the property, whether real, personal, mixed, tangible, or intangible, used in or pertaining to the Company’s Business.  No Affiliate of the Company owns or has owned since January 1, 2005 an equity interest or any other financial or profit interest (of record or as beneficial owner) in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the Company’s products or Services.  Except as set forth on Schedule 4.31, no Affiliate of the Company is a party to any Contract with or has any right or claim against the Company.

4.32.                        Certain Payments.  Neither the Company nor any director, officer, agent, or employee of the Company, or to the Company’s Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of any form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Affiliate thereof, or (D) in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.

4.33.                        Brokers.  The Company has retained the services of Sam Sacco of R. A. Cohen Consulting (the “Broker”) in connection with the Contemplated Transactions.  The Company and the Shareholders shall pay any fee or commission due to the Broker arising from or in connection with the Contemplated Transactions, and neither Parent, CRDE, nor Acquisition Co. has or will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s, or similar fee in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of the Company.

4.34.                        Verification of Credentials.  Except as set forth on Schedule 4.34, the Company has implemented policies and procedures to verify the credentials (including with respect to education and licensure) of personnel that the Company places with its Customers and to collect, maintain, and update such credentialing information.  To the Company’s Knowledge, employees, contractors, and consultants each consistently follow and have followed such policies and procedures.

4.35.                        Material Misstatements and Omissions.  The statements and representations of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate, or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto or in connection with the Contemplated Transactions, taken together, do not contain and will not contain any untrue statement of material fact and do not or will not omit to state any material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.  There is no fact known to the Company that will have a Material Adverse Effect on Crdentia or the Contemplated Transactions.

4.36.                        Solvency.  The Company is not entering into the Contemplated Transactions with the intent to hinder, delay, or defraud any Person to which it is or may become indebted.  The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities. The Company’s assets, at a fair valuation, exceed its liabilities, and the Company is able and will continue to be able after the Closing the Contemplated Transactions to meet its debts as they mature and will not become insolvent as a result of the Contemplated Transactions. After the Closing of the Contemplated Transactions, the Company will have sufficient capital and property remaining to conduct the business in which it thereafter will be engaged.

4.37.                        Compliance with Anti-Terrorism Laws.  The Company and each Shareholder:  (i) is not listed on the List of Specially Designated Parties and Blocked Persons (the “SDN List”) promulgated by the United Stated Department of Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) is in compliance with all regulations promulgated by OFAC, with the terms and requirements of 31 C.F.R. Parts 500 et seq., and all executive orders and other laws, including the International Emergency Economic Powers Act, as amended from time to time, and Executive Order 13224 issued thereunder by the President of the United States; and (iii) does not conduct any business or engage in any transactions or dealings with any Person on the SDN List or deal in or otherwise engage in any transactions relating to any property or interests in the blocked property of Persons on the SDN List.

ARTICLE V.
REPRESENTATIONS OF PARENT, CRDE, AND ACQUISITION CO.

Parent, CRDE, and Acquisition Co. jointly and severally represent to the Company and the Shareholders that the following statements are true and correct as of the date hereof and as of the Closing Date:

5.1.                              Organization.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of the Delaware.  CRDE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Each of Parent, CRDE and Acquisition Co. is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent, CRDE or Acquisition Co., as the case may be.

5.2.                              Authority.  Each of Parent, CRDE, and Acquisition Co. has all necessary corporate power and authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the Contemplated Transactions, and to perform their respective obligations hereunder, and no other proceedings on the part of Parent, CRDE, or Acquisition Co. are necessary to authorize this Agreement or to consummate the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by each of Parent, CRDE, and Acquisition Co. and constitutes a legal, valid, and binding obligation of Parent, CRDE, and Acquisition Co., respectively, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3.                              Litigation.  There are no Actions or Proceedings pending or to Parent’s Knowledge Threatened or anticipated against, relating to, or affecting the Contemplated Transactions, and to Parent’s Knowledge, there is no basis for any such Action or Proceeding.

5.4.                              Reports and Financial Statements.  As of the date hereof, Parent has furnished or will make available to the Company true and complete copies of all Parent SEC Documents.  As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.

5.5.                              Third-Party Consents.  No consent, approval, or authorization of any third party on the part of Parent, CRDE, or Acquisition Co. is required in connection with the consummation of the Contemplated Transactions.

5.6.                              No Conflicts.  The execution and delivery by Parent, CRDE, and Acquisition Co. of this Agreement do not and the performance by Parent, CRDE, and Acquisition Co. of their respective obligations under this Agreement and the consummation of the Contemplated Transactions will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the charter documents, bylaws, or other organizational documents of Parent, CRDE, or Acquisition Co., as applicable;

(b)                                 conflict with, result in a violation or breach of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any term or provision of any law, Order, Permit, statute, rule, or regulation applicable to Parent, CRDE, or Acquisition Co. or the business or Assets or Properties of Parent, CRDE, or Acquisition Co.;

(c)                                  result in a breach of, default under, or give rise to any right of termination, modification, cancellation, or acceleration pursuant to any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, lease, or other similar instrument or obligation to which Parent, CRDE, Acquisition Co., or any of their respective Assets and Properties may be bound;

(d)                                 cause any of the Assets or Properties of Parent, CRDE, or Acquisition Co. to be reassessed or revalued by any Taxing authority or any Governmental Authority; or

(e)                                  result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of Parent, CRDE, or Acquisition Co.

5.7.                              Consents and Governmental Approvals and Filings.  No consent, approval, or action of, filing with, or notice to any Governmental Authority on the part of Parent, CRDE, or Acquisition Co. is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the Contemplated Transactions.

5.8.                              Brokers.  Neither Parent, CRDE, nor Acquisition Co. has retained any broker in connection with the Contemplated Transactions.  The Company has no and will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s, or similar fee in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of Parent, CRDE, or Acquisition Co.

5.9.                              Compliance with Anti-Terrorism Laws.  Each of Parent, CRDE, and Acquisition Co.:  (i) is not listed on the SDN List; (ii) is in compliance with all regulations promulgated by OFAC, with the terms and requirements of 31 C.F.R. Parts 500 et seq., and all executive orders and other laws, including the International Emergency Economic Powers Act, as amended from time to time, and Executive Order 13224 issued thereunder by the President of the United States; and (iii) does not conduct any business or engage in any transactions or dealings with any Person on the SDN List or deal in or otherwise engage in any transactions relating to any property or interests in the blocked property of Persons on the SDN List.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1.                              Company Employees.  The Company shall terminate the employment of all its employees as of the Cutoff.  Acquisition Co. will offer employment to up to 95% of the Company’s employees who are properly credentialed and otherwise qualified for employment with Acquisition Co. on such terms and conditions as Acquisition Co. deems appropriate in its sole and absolute discretion.  Acquisition Co. will notify the Company within ten business days of the Closing of the identity of each Company employee who refuses employment with Acquisition Co. or to whom Acquisition Co. does not offer employment.

6.2.                              Access to Information.  The Company has given Parent and its authorized representatives (including its attorneys and accountants) reasonable access to all employees, customers, plants, offices, warehouses, and other facilities, as well as to all books and records, Contracts, and all personnel files of current employees of the Company (and where necessary, has provided copies of such documents), and the Company has caused its managers to furnish Parent with such financial and operating data and other information with respect to the Business and Properties of the Company as Parent has requested.

6.3.                              Public Announcements; Company Literature.  The Company will not issue any press release or otherwise make any public statements with respect to the Contemplated Transactions without the prior consent of Parent and Acquisition Co.  The Parent will make a public announcement of this Agreement and consummation of its terms as may be required by applicable law.  The parties agree to announce this Agreement or the consummation of its terms to the Company’s employees, customers, vendors, and strategic partners after the Closing.

6.4.                              Fees and Expenses.  Whether or not the terms of this Agreement are consummated, all fees, costs, and expenses incurred in connection with this Agreement and the other agreements and the Contemplated Transactions, including all legal, accounting, financial advisory, broker’s, consulting, and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation, and effectuation of the terms and conditions of this Agreement, the Ancillary Documents, and the Contemplated Transactions (“Third Party Expenses”) are to be the obligation of the respective party incurring such Third Party Expenses.  The Company shall bear all costs and expenses of counsel for the Company and to any broker, finder, or financial intermediary representing the Company.  Parent shall bear all costs and expenses of counsel for Parent, CRDE, Acquisition Co. and any other broker, finder, or financial intermediary representing Parent.

6.5.                              Confidentiality.  The parties will maintain in confidence, and will direct its directors, officers, managers, employees, agents, Affiliates, and advisors to maintain in confidence any written, oral, or other information furnished by another party to this Agreement in connection with the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by law.  If the Closing does not occur for any reason, each party will return or at the request of the party supplying the information destroy as much of such written information as the other party reasonably may request.

6.6.                              Parent’s Covenants With Respect To the Ensuing Period.  Parent on behalf of itself and its subsidiary companies covenants with the Company as follows:

(a)                                  throughout the Ensuing Period, the Purchased Assets, the Company’s Customers as of the Closing Date, and the customers that the Acquisition Co. acquires during the Ensuing Period will be retained in the Acquisition Co., and the Business will be conducted by Acquisition Co. in a reasonable and ethical manner;

(b)                                 Crdentia will cause Acquisition Co. to observe sound business practices during the Ensuing Period; and

(c)                                  Crdentia will use reasonable commercial efforts to employ adequate personnel for the operation and management of Acquisition Co. during the Ensuing Period.

ARTICLE VII.
ACTIONS BY THE PARTIES AFTER THE CLOSING

7.1.                              Survival of Representations.  The representations and covenants contained in or made pursuant to this Agreement or any certificate, document, or instrument delivered pursuant to or in connection with this Agreement in the Contemplated Transactions will survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis, or evaluation by any party hereto or their designees of the Purchased Assets, Business, operations, or financial or other condition of the other party) until the second anniversary of the Closing Date; provided, however, that the representations of the parties contained in Sections 4.3, 4.12, and 4.22 shall continue to survive in full force and effect for six years following the Closing Date.

7.2.                              Indemnification

(a)                                  By the Company and the Shareholders.  The Company and the Shareholders jointly and severally shall and hereby do indemnify, defend, and hold harmless Parent, CRDE, Acquisition Co., and their respective officers, directors, employees, Affiliates, agents, successors, subsidiaries, and assigns from and against any and all costs, losses (including diminution in value), liabilities, damages, lawsuits, deficiencies, claims, and expenses, including interest, penalties, costs of mitigation, lost profits, and other losses resulting from any shutdown or curtailment of operations, attorney fees, and all amounts paid in investigation, defense, or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from, or incident to (i) any breach of any covenant or agreement or the inaccuracy of any representation made by the Company in or pursuant to this Agreement, the Ancillary Documents, or in the other documents delivered in connection with the Contemplated Transactions, (ii) Actions or Proceedings set forth in the Company Disclosure Schedule or in the other documents delivered in connection with the Contemplated Transactions, (iii) Actions or

Proceedings involving the Company or the Business prior to Closing whether or not disclosed in the Company Disclosure Schedule, (iv) any of the Excluded Liabilities, (v) the ownership or operation of the Company or the Business prior to Closing, (vi) all Taxes of the Company, (vii) any non-compliance with any Legal Requirement by the Company, (viii) any liability under any Benefit Plan of the Company, and (ix) any liability under any Contract prior to the Closing.

(b)                                 By Parent.  Parent, CRDE, and Acquisition Co. jointly and severally shall and hereby do indemnify, defend, and hold harmless the Shareholders, the Company, and its officers, employees, managers, agents, successors, and assigns (collectively, the “Seller Parties”) from and against (i) any and all Damages incurred in connection with, arising out of, resulting from, or incident to any breach of any covenant or agreement or the inaccuracy of any representation made by Parent, CRDE, or Acquisition Co. in or pursuant to this Agreement, the Ancillary Documents, or in any other documents delivered in connection with the Contemplated Transactions, (ii) any claims made by any third party against the Seller Parties that arise from or are associated with the operation by Crdentia of the Business and the Purchased Assets following the Closing, (iii) all Taxes that following the Closing will be the responsibility of Crdentia, and (iv) any liability arising under or in connection with any Contract that comprises a part of the Purchased Assets.

(c)                                  Third Party Claims; Defense of Claims.  If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable and in any event within ten days after the service of the citation or summons; provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure.  After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party is obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party will be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk, and expense, unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, and to compromise or settle such Action or Proceeding, which compromise or settlement may be made only with the written consent of the indemnified party, such consent not to be withheld unreasonably.  The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained.  If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within 15 days after receipt of notice thereof pursuant to this Section 7.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise, or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party.  In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise, or settlement and when appropriate will consult with and consider any reasonable advice from the indemnifying party of any such defense, compromise, or settlement.  The indemnifying party will be liable for any settlement of any action effected pursuant to and in accordance with this Section 7.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise, or settlement for any Action or Proceeding under this Section 7.2.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial, and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial, and defense of such Action or Proceeding and any appeal arising therefrom.  The indemnifying party shall pay all expenses due under this Section 7.2 as such expenses become due.

(d)                                 Indemnity Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

7.3.                              Non-Exclusivity.  The parties hereto acknowledge and agree that the indemnity obligations set forth above are not to be the exclusive remedy of the indemnified parties with respect to the Contemplated Transactions.

7.4.                              Limitation of Damages.  In the event the Company or any Shareholder is required to pay any damages arising under or in connection with this Agreement or the Contemplated Transactions, the amount of such damages payable by the Company or any Shareholder may not exceed the sum of (a) the net amount of the Initial Cash Consideration actually received by the Company and the Shareholders at the Closing, after deduction therefrom of reasonable amounts paid to counsel for the Company in connection with the Contemplated Transactions, (b) the aggregate amount of the Note Consideration received by the Company and the Shareholders, including interest paid pursuant to the terms of the Note, and (c) the amount of any Additional Consideration received by the Company or the Shareholders, as adjusted pursuant to the terms of Section 2.3(b).

ARTICLE VIII.
ARBITRATION

8.1.                              Arbitration.  In the event of any dispute among the parties hereto as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder, such dispute shall be resolved through binding arbitration as hereinafter provided.  If arbitration is required to resolve a dispute hereunder, any party may notify the American Arbitration Association in Birmingham, Alabama (“AAA”) and request AAA to select one person to act as the arbitrator for resolution of the dispute.  The arbitrator so selected shall conduct any such proceedings using the rules of the AAA and such rules will be binding upon all parties to the arbitration proceeding.  The Arbitrator is encouraged to modify the application of such rules as the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible.  Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of property values without formal appraisals, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible.  The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants.

ARTICLE IX.
MISCELLANEOUS

9.1.                              Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII).

9.2.                              Notices.  All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer-back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Parent, CRDE, or Acquisition Co.:

Crdentia Corp.

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

Facsimile No.: (972) 392-2722

Attention: Chief Executive Officer

with copies to:

Kane, Russell, Coleman & Logan, P.C.

1601 Elm Street, Suite 3700

Dallas, Texas 75201

Facsimile No.: (214) 777-4299

Attention: Patrick V. Stark, Esq.

If to the Company, Disney, or Faust:

Medical People Healthcare Services, Inc.

P.O. Box 381207

Birmingham, Alabama  35238

in each case of notice hereunder to the Company, Tommye Faust, or Amy Disney, with copies to:

The McKerley Law Firm

201 Beacon Parkway West, Suite 306

Birmingham, Alabama  35209

Facsimile No.: (866) 442-8249

Attn:  Michael L. McKerley, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.2, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 9.2, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other Person to whom a copy of such notice, request, or other communication is to be delivered pursuant to this Section 9.2).  Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.  Notices will be valid on any party hereto even though such party’s attorney did not receive a copy thereof through no fault of the sending party.

9.3.                              Entire Agreement.  This Agreement (and all exhibits and schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto, including, without limitation, the binding provision of the letter of intent dated June 21, 2007.

9.4.                              Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, is to be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.5.                              Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

9.6.                              No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

9.7.                              No Assignment; Binding Effect.  Neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempt to do so will be void.  This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties and their respective successors and assigns.

9.8.                              Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and mutually acceptable to the parties.

9.9.                              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to conflicts of law principles.

9.10.                        Consent to Jurisdiction and Forum Selection.  Each of Parent, CRDE, Acquisition Co., the Company, and each Shareholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or any document or instrument delivered pursuant to this Agreement (including any legal action as proceeding to enforce the arbitration provisions of this Agreement) or for the recognition and enforcement of any judgment obtained through the arbitration provisions of this Agreement will be brought and determined only in a federal or state court of general jurisdiction located in Jefferson County, Alabama, and each of Parent, CRDE, Acquisition Co., the Company, and each Shareholder hereby irrevocably, generally, and unconditionally submits itself and its property with regard to any such action or proceeding to the exclusive jurisdiction of such court.

9.11.                        Construction.  No provision of this Agreement is to be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.  Any remedies provided for herein are not exclusive of any other lawful remedies that may be available to either party.  This Agreement at all times is to be construed so as to carry out the purposes stated herein.

9.12.                        Execution; Multiple Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.13.                        Attorney Fees.  In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs (including successful appeals) incurred in said action.

[Signature Pages Follow]

EXECUTED to be effective as of the date written in the first paragraph of this Agreement.

CRDENTIA CORP.,
a Delaware corporation

By:	/s/ John Kaiser
John Kaiser, President

CRDE CORP.,
a Delaware corporation

By:	/s/ John Kaiser
John Kaiser, President

MP HEALTH CORP.,
a Delaware corporation

By:	/s/ John Kaiser
John Kaiser, President

1

MEDICAL PEOPLE HEALTHCARE SERVICES, INC., an Alabama corporation

By:	/s/ Tommye Faust
Tommye Faust, President

/s/ Tommye Faust
Tommye Faust, Individually

/s/ Amy Disney
Amy Disney, Individually

2

EXHIBIT A

FORM OF PROMISSORY NOTE

A-1

EXHIBIT B

FORM OF BILL OF SALE

AND ASSIGNMENT AND ASSUMPTION AGREEMENT

B-1

EXHIBIT C

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

C-1

EXHIBIT D

FORM OF EMPLOYMENT AGREEMENT

D-1

EXHIBIT E

FORM OF COMPANY SECRETARY’S CERTIFICATE

E-1

EXHIBIT F

FORM OF OPINION OF COMPANY COUNSEL

F-1

EXHIBIT G

FORM OF ACQUISITION CO. SECRETARY’S CERTIFICATE

G-1

EXHIBIT H

FORM OF PAYMENT LETTER

H-1